EXHIBIT 10.28

                             FIRST AMENDMENT TO
                             PURCHASE AGREEMENT

     THIS FIRST AMENDMENT TO PURCHASE AGREEMENT (the "Amendment"), is made this 12th day of February, 2001 by and between James Acridge, as Trustee of The Acridge Family Trust ("Seller"), and Giant Industries, Inc., a Delaware corporation ("Buyer").

                               RECITALS
     A. Buyer and Seller entered into that certain Purchase Agreement dated January 26, 2001 (the "Agreement") with respect to that certain real property described therein (the "Property").

     B. Buyer and Seller now wish to amend the Agreement as hereinafter provided.

     NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Deposit. The Deposit is increased from $740,000 to $990,000. Seller acknowledges the receipt of the initial $740,000 of the Deposit. Immediately following the execution of this Amendment, Buyer shall pay the remaining $250,000 of the Deposit to Seller, by wire transfer of immediately available funds, direct and outside of Escrow. The cash payable at the Closing shall be reduced by the increase in the Deposit.

     2. Right of First Refusal. From and after the Closing Date and until the second anniversary of the Closing Date, Buyer grants Seller a right of first refusal to purchase the Property (the "Right") on the terms and conditions set forth in this Amendment. If Buyer receives a bona fide offer to purchase all or any portion of the Property from a bona fide purchaser or if Buyer intends to submit an offer to sell all or any portion of the Property to a bona fide purchaser (the "Offer"), Buyer shall promptly give written notice of the Offer to Seller with a copy of the Offer attached (the "Offer Notice"). Seller shall have three (3) business days from receipt of the Offer Notice in which to elect to accept the Offer and purchase the Property described in the Offer Notice (the "Offer Property") on the same terms and conditions set forth in the Offer (except as to the time of closing, which shall be the longer of (i) the date which is ninety (90) days from the date Seller elects to purchase the Offer Property or (ii) the date for closing specified in the Offer). Seller's election shall be exercised by giving written notice to Buyer prior to 5:00 p.m., M.S.T. on the third (3rd) business day after receipt of the Offer Notice. If Seller does not accept the Offer within such three (3) day period, Buyer may thereafter sell the Offer Property on substantially the same terms as set forth in the Offer; provided, however, that if the price offered to another party is less than ninety-five percent (95%) of the amount set forth in the Offer, Buyer shall again offer the Offer Property to Seller as set forth above before
consummating a sale of the Offer Property.   If the Offer Property is sold to
another party pursuant to the terms of this Section, the Right and the Option (as defined below) shall automatically terminate and be of no further force and effect with respect to the Offer Property on the closing date of such sale.

     3. Option. Buyer grants to Seller the option (the "Option") to purchase the Property (excluding any portion thereof sold pursuant to Section 2 above) on the terms and conditions set forth in this Amendment. The Option may be exercised by Seller giving written notice of Seller's election at any time on or before 5:00 p.m., M.S.T., on the second anniversary of the Closing Date (the "Option Deadline"). The date of such notice shall be referred to as the "Option Exercise Date". The purchase price for the Property shall be the greater of the Appraised Value determined as of the Option Exercise Date (without taking into consideration the existence of the Right or the Option) or the Sales Price paid by Buyer to Seller (or if a portion of the Property has been sold pursuant to Section 2 above, the portion of the Sales Price allocable to the portion of the Property to be purchased by Seller) (the "Option Price"), and shall be paid to Buyer by wire transfer of immediately available funds to the Escrow Agent on or before the date which is ninety
(90) days after the Option Exercise Date (the "Option Closing Date"). If Buyer exercises the Option an escrow shall be established with Escrow Agent. On or before the Option Closing Date, Buyer shall deliver to Escrow Agent a special warranty deed fully executed and acknowledged by Buyer, conveying the Property (or applicable portion thereof) to Seller, subject to the Approved Title Exceptions (but excluding the Deed of Trust), and to any matters arising from and after the Closing Date (but excluding any monetary liens and encumbrances created by Buyer, which shall be removed by Buyer prior to the Option Closing Date). The Option Property shall be conveyed to Seller as is, without representation or warranty except as set forth in the deed. On the Option Closing Date, closing costs and prorations shall be apportioned as between Buyer and Seller and prorated in accordance with Section 7.2 of the Agreement, except that the Seller under this Amendment shall be responsible for all closing costs, including, without limitation, all premiums associated with obtaining any policy of title insurance for the Property (or portion thereof purchased by Seller), all recording fees and all escrow fees. Notwithstanding the foregoing, following Seller's receipt of an Offer Notice, Seller may not exercise the Option with respect to the Offer Property described in such Offer Notice unless (i) Buyer fails to enter into a purchase agreement to sell the Property within 180 days following Seller's receipt of such Offer Notice or (ii) if Buyer executes a purchase agreement pursuant to such Offer Notice, the purchase agreement is subsequently terminated without purchase of the Offer Property by the buyer thereunder. The Option shall automatically terminate if Buyer has not exercised the Option on or before the Option Deadline, and the Option Deadline shall not be extended by any period during which Seller's right to exercise the Option is suspended under the preceding sentence.

     4. Right and Option Closing Conditions. Buyer's obligation to sell the Property to Seller upon Seller's exercise of the Right or the Option is conditioned upon Buyer's determination, in its sole judgement, that the sale of the Property, in whole or in part, would not (a) conflict with or result in a breach or default (or constitute an event which, with the giving of notice or the passage of time, or both, would constitute a default) under Buyer's certificate of incorporation or bylaws or any indenture, mortgage, lease, agreement, or other instrument to which Buyer is or becomes a party or by which any of its assets are or becomes bound (each of the foregoing, a "Buyer Agreement"), (b) require any payment in respect of any Buyer Agreement, or (c) violate any law, rule, regulation or ordinance applicable to Buyer or any of its assets ("Applicable Law"). If Buyer determines that any of the conditions in the immediately preceding sentence cannot be met, Buyer will not be obligated to sell the Property to Seller and the Right and Option shall terminate. If Buyer determines that it would be appropriate or necessary for Buyer to obtain a fairness opinion or a similar third-party opinion or report as a condition to selling the Property to Seller upon Seller's exercise of the Right or the Option, Seller will be responsible for all costs of obtaining any such fairness opinion or report.

     5. Termination. If the Offer or the Right terminate in accordance with this Amendment, Seller shall, if requested by Buyer, execute a document evidencing such termination, but such document shall not be a prerequisite to the effectiveness of such termination.

     6. Loan Agreement. Section 5.1(d) and Section 5.2(a) of the Agreement are deleted in their entirety.

     7. Appraisal. The reference to February 2, 2001 in Section 5.1(e) and Section 5.2(b) is hereby changed to February 16, 2001.

     8. Legal Counsel and Advisors. Seller acknowledges that it has been given an opportunity to consult with legal counsel and other advisors prior to the execution of the Agreement and this Amendment.

     9. Definitions. Except as otherwise provided herein, the defined terms shall have the meanings set forth in the Agreement.

     10. Full Force and Effect. Except as amended hereby the Agreement shall remain in full force and effect.

     11. Counterparts. This Amendment may be executed via facsimile in any number of counterparts, each of which shall be an original, but all which shall constitute one and the same Amendment.

     IN WITNESS WHEREOF this Amendment has been executed the first day in year written above.

                             SELLER:

                             /s/ JAMES E. ACRIDGE
                             --------------------------------
                             JAMES ACRIDGE, AS TRUSTEE OF THE
                             ACRIDGE FAMILY TRUST


                             BUYER:

                             GIANT INDUSTRIES, INC.

                             By   /s/ GARY R. DALKE
                               ------------------------------
                             Its  VICE PRESIDENT
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